Exhibit 99.1

CONTACT:

George Relan

Director of Corporate Relations

grelan@mechtech.com

518.533.2200

MTI REPORTS THIRD QUARTER 2004 RESULTS AND PROGRESS

Albany, N.Y., November 8 , 2004 -- Mechanical Technology Inc. (MTI) (NASDAQ: MKTY) today filed financial results for its third quarter ended September 30, 2004, and will host a conference call today, November 8, at 10:30 a.m. (ET). The dial-in telephone number for the conference call is (913) 981-5533. There will be a simultaneous web cast, which can be heard by logging onto MTI's website at http://www.mechtech.com. A replay of the conference call will be available within 24 hours on the website or via phone by dialing (719) 457-0820 and, when prompted, entering pin code number 950228.

Third Quarter Financial Results

For the three months ended September 30, 2004, MTI reported a net loss of $3.393 million, or $(0.12) per diluted share, on revenue of $1.817 million.  Revenue included $1.642 million in product revenue generated by MTI Instruments and $.175 million in funded research and development (R&D) revenue generated by MTI Micro. This compares with net income of $.923 million, or $0.03 per diluted share, on revenues of $1.908 million for the same period of 2003, with $1.598 million in product revenue generated by MTI Instruments and $.310 million in funded R&D revenue generated by MTI Micro.  This increase in revenue is related to a $.044 million increase in product revenue for MTI Instruments, primarily from an increase in semiconductor product sales and a decrease of $.135 million in funded R&D revenue, primarily related to decreased revenue from the National Institute of Standards and Technology grant as the program came to its expected completion during the third quarter of this year.

Third quarter 2004 results also reflect a planned increase in research and product development expenses to $3.233 million from $2.196 million for the same period of 2003. This change reflects increased spending on the development and commercialization of MTI Micro's Mobion™ technology.

Selling, general and administrative expenses (SG&A) for the third quarter of 2004 decreased to $1.526 million compared to $1.854 million for the same period of 2003. This decrease is primarily the result of decreased professional costs related to business transactions in 2003.

Results for the third quarter of 2004 also included a non-cash loss on derivatives of $(2.635) million while 2003 third quarter results included a $4.123 million gain from the sale of securities available for sale.

For the quarter ended September 30, 2004, cash used in operations was $3.522 million and cash used for capital expenditures was $.417 million.

Nine-Month Financial Results

For the nine months ended September 30, 2004, MTI reported a net loss of $4.998 million or $(0.17) per diluted share, on revenue of $5.206 million.  Revenue included $4.452 million in product revenue generated by MTI Instruments and $.754 million in funded R&D revenue generated by MTI Micro. This compares with net income of $.474 million, or $0.02 per diluted share, on revenue of $5.726 million during the same period of 2003, with $4.304 million in product revenue generated by MTI Instruments and $1.422 million in funded R&D revenue generated by MTI Micro. The decrease in revenue relates to a $.668 million decrease in funded R&D revenue related primarily to the successful completion of three government-funded programs. Product revenue increased by $.148 million from the prior year, primarily due to an increase in semiconductor product sales including the first shipments of AutoScan and 300SA wafer metrology tools.

Research and product development expenses for the first nine months of 2004 increased to $8.907 million, compared to $6.050 million for the same period in 2003.  This increase is due to planned increased spending on development and commercialization of MTI Micro's Mobion ™ technology, as MTI Micro prepares to launch its first product by the end of 2004, and MTI Instruments' continuing product development efforts.

SG&A expenses for the first nine months of 2004 increased to $4.890 million, compared to $4.559 million for the same period of 2003. This increase is primarily the result of costs related to MTI's private placement amendment and other net expense increases.

Results for the first nine months of 2004 also included a $3.129 million net gain on the sale of securities available for sale compared to $7.483 million for the comparable 2003 period.  During the first nine months of 2004, the Company sold 380,000 shares of Plug Power common stock with proceeds totaling $3.804 million.  During the same period of 2003, MTI sold 2 million shares of Plug Power common stock and 773,600 shares of SatCon common stock, with proceeds totaling $11.654 million. Year to date 2004 results also included a $2.424 million non-cash loss on derivatives compared to a $4 thousand loss in 2003. The 2004 non-cash loss relates to the Plug Power Investment Right, issued in connection with the private placement of MTI common stock, which meets the definition of a derivative financial instrument and therefore must be recorded at its fair value on a quarterly basis using option pricing valuation models. The 2003 non-cash loss related to warrants for the purchase of SatCon common stock.

Results for 2003 also included a $.418 million non-cash impairment loss. During 2003, MTI sold all securities which had previously been subject to impairments.

For the nine months ended September 30, 2004, cash used in operations was $9.133 million and cash used for capital expenditures was $1.248 million.

See the attached financial highlights for MTI's third quarter and nine months ended September 30, 2004.

About MTI
MTI is primarily engaged in the development and commercialization of award winning MobionTM cord-free advanced portable power systems, through its subsidiary MTI MicroFuel Cells Inc. (MTI Micro). MTI Micro has a world-class team of entrepreneurial business executives, researchers and scientists; a proprietary direct methanol micro fuel cell power system and a number of system prototypes demonstrating size reductions and performance improvements; significant related intellectual property; and has received government awards and developed strategic partnerships to help accelerate commercialization. MTI is also engaged in the design, manufacture, and sale of high-performance test and measurement instruments and systems through its subsidiary MTI Instruments, Inc. For more information about the company please visit www.mechtech.com.

(Financial Table Attached)

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Statements in this press release which are not historical fact including statements regarding management's intentions, hopes, beliefs, expectations, representations, projections, plans or predictions of the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include statements regarding the performance or potential performance of MTI Micro's MobionTM technology, progress made in MobionTM development and commercialization, MTI Micro's ability to ship its first product by the end of 2004, and the importance of MTI Micro's patent portfolio. It is important to note that the Company's actual performance and results may differ materially from those in any such forward-looking statements. Factors that could cause actual performance and results to differ materially include, among others, risks related to financing, uncertainties in development, manufacturing, competition and consumer demand for DMFCs, and the risk factors listed from time to time in the Company's SEC reports including but not limited to, our Annual Report on Form 10-K and 10-K/A and our Quarterly Reports on Form 10-Q.

Financial Highlights
Balance Sheet Data:
(Dollars in Thousands, Except Share Data)
	Sept. 30, 2004	December 31, 2003
	(Unaudited)	(Audited)
Assets
Current Assets:
Cash and cash equivalents	$17,159	$12,380
Securities available for sale	19,186	44,031
Accounts receivable	1,192	962
Inventories, net	1,099	1,300
Prepaid expenses and other current assets	619	514
Total Current Assets	39,255	59,187
Long Term Assets:
Securities available for sale- restricted	17,307	-
Property, plant and equipment, net	2,556	1,999
Deferred income taxes	3,426	4,652
Notes receivable - noncurrent, less allowance of $660	-	-
Total Assets	$62,544	$65,838

Liabilities and Shareholders' Equity

Current Liabilities:
Accounts payable	$ 579	$ 692
Accrued liabilities	2,398	1,528
Accrued liabilities - related parties	53	48
Income taxes payable	12	12
Deferred income taxes	5,865	14,481
Total Current Liabilities	8,907	16,761
Long-Term Liabilities:
Derivative liability	4,163	-
Deferred income taxes and other liabilities	24	24
Total Liabilities	13,094	16,785

Commitments and Contingencies
Minority interests	1,706	787

Shareholders' Equity	47,744	48,266
Total Liabilities and Shareholders' Equity	$62,544	$65,838

Other Information:
Plug Power Inc. Shares Held	5,693,227	6,073,227

Statements of Operations Data:
(Dollars in Thousands, Except per Share Data)

	Three Months Ended		Nine Months Ended
	Sept. 30, 2004	Sept. 30, 2003	Sept. 30, 2004	Sept. 30, 2003
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues:
Product revenue	$ 1,642	$ 1 ,598	$ 4,452	$ 4,304
Funded research and development revenue	175	310	754	1,422
Total revenues	1,817	1,908	5,206	5,726
Operating costs and expenses:
Cost of product revenue	686	755	1,956	1,868
Research and product development expenses:
Funded research and product development	881	879	2,576	2,502
Unfunded research and product development	2,352	1,317	6,331	3,548
Total research and product development expenses	3,233	2,196	8,907	6,050
Selling, general and administrative expenses	1,526	1,854	4,890	4,559
Operating loss	(3,628)	(2,897)	(10,547)	(6,751)
Interest expense	-	-	-	(7)
(Loss) gain on derivatives	(2,635)	2	(2,424)	(4)
Gain on sale of securities available for sale, net	-	4,123	3,129	7,483
Impairment losses	-	-	-	(418)
Other income (expenses), net	41	(75)	60	(114)
(Loss) income from continuing operations before income taxes and minority interests	(6,222)	1,153	(9,782)	189
Income tax benefit (expense)	2,473	(425)	3,854	(74)
Minority interests in losses of consolidated subsidiary	356	195	930	346
(Loss) income from continuing operations	(3,393)	923	(4,998)	461
Income from discontinued operations, net of tax	-	-	-	13
Net (loss) income	$ (3,393)	$ 923	$ (4,998)	$ (474)

(Loss) income per share (Basic and Diluted):
(Loss) income per share from continuing operations	$ (0.12)	$ 0.03	$ (0.17)	$ 0.02
Income per share from discontinued operations	-	-	-	-
(Loss) income per share	$ (0.12)	$ 0.03	$ (0.17)	$ 0.02

Statements of Cash Flows Data:
(Dollars in Thousands)

	Nine Months Ended
	Sept. 30, 2004	Sept. 30, 2003
	(Unaudited)	(Unaudited)
Net cash used by operating activities, excluding discontinued operations	$ (9,133)	$ (6,849)
Net cash provided by discontinued operations	-	21
Net cash used by operating activities	(9,133)	(6,828)
Net cash provided by investing activities	2,556	10,811
Net cash provided by financing activities	11,356	1,021
Increase in cash and cash equivalents	4,779	5,004
Cash and cash equivalents - beginning of period	12,380	7,320
Cash and cash equivalents - end of period	17,159	12,324